Exhibit 99.1

Genworth Financial Announces First Quarter 2016 Results

Net Operating Income Of $0.21 Per Share And Net Income Of $0.11 Per Share

Both Impacted By Litigation Settlement & Legal Expenses

•	Solid Loss Ratio Performance And Maintained Strong Capital Positions In U.S., Canada & Australia Mortgage Insurance (MI) Businesses

•	Progress Made On U.S. Life Insurance Restructuring Plan:

•	Sales Suspended For Traditional Life Insurance And Fixed Annuity Products

•	Cash Expenses Reduced By Approximately $135 Million Pre-Tax On An Annualized Basis

•	Additional Steps Taken Toward Repatriation Of Bermuda Subsidiary

•	Progress Made On Isolation Of Long Term Care Insurance (LTC) Business With Successful Completion Of Bond Consent Solicitation

•	Net Income[1] And Net Operating Income[2] Include Litigation Settlement And Legal Expenses Of $0.11 Per Diluted Share

•	Holding Company Debt Reduction Of $326 Million

Richmond, VA (April 28, 2016) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the period ended March 31, 2016. The company reported net income of $53 million, or $0.11 per diluted share, in the first quarter of 2016, compared with net income of $154 million, or $0.31 per diluted share, in the first quarter of 2015. Net operating income for the first quarter of 2016 was $103 million, or $0.21 per diluted share, compared with net operating income of $154 million, or $0.31 per diluted share, in the first quarter of 2015. Net income and net operating income in the quarter included $54 million after-tax, or $0.11 per diluted share, of litigation settlement and legal expenses.

Strategic Update

On February 4, 2016, the company announced a restructuring plan for its U.S. life insurance businesses to: (1) suspend sales of its traditional life insurance and fixed annuity products; (2) further reduce expense levels in

[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.
[1]	Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, book value, book value per share and stockholders’ equity should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.

2016; (3) repatriate existing business from Brookfield Life and Annuity Insurance Company Limited (BLAIC), its primary Bermuda domiciled reinsurance subsidiary, to its U.S. life insurance companies in 2016; and (4) separate and potentially isolate its LTC business. The company made progress on this plan in the quarter including:

•	Suspending all sales of traditional life insurance and fixed annuity products on March 7, 2016;

•	Reducing cash expenses by approximately $135 million pre-tax on an annualized basis. The company still expects to achieve total expected annualized cash expense reductions of $150 million or more by the end of the second quarter of 2016;

•	Recapturing a block of universal life insurance business from BLAIC to the U.S. life insurance companies, effective April 1, 2016, representing an additional step completed toward the repatriation of BLAIC; and

•	Successfully completing a bond consent solicitation providing additional strategic and financial flexibility and demonstrating progress toward the isolation of the LTC business.

In January 2016, the company completed the sale of certain blocks of term life insurance to Protective Life Insurance Company. This transaction is expected to generate capital in excess of $150 million in aggregate to Genworth, including an anticipated tax payment of approximately $175 million to the holding company that is scheduled to be settled in July 2016 and is committed to be used to facilitate the separation and potential isolation of the LTC business.

During the fourth quarter of 2015, the company announced it had entered into an agreement to sell its European mortgage insurance business to AmTrust Financial Services, Inc., which is currently expected to result in net proceeds of approximately $50 million to the U.S. MI business. The transaction is now expected to close in the second quarter of 2016 and is subject to customary conditions, including requisite regulatory approvals.

“We are pleased with the continued strong performance of our MI businesses and improved results in our U.S. life insurance businesses during the quarter,” said Tom McInerney, President and CEO. “We also enhanced our strategic and financial flexibility by proactively reducing holding company debt, successfully completing a bond consent solicitation and making progress on our U.S. life insurance restructuring plan.”

Consolidated Net Income & Net Operating Income
	Three months ended March 31 (Unaudited)

	2016		2015
		Per		Per
		diluted		diluted	Total
(Amounts in millions, except per share)	Total	share	Total	share	% change

Net income available to Genworth’s common stockholders	$53	$0.11	$154	$0.31	(66)%
Net operating income	$103	$0.21	$154	$0.31	(33)%
Weighted average diluted shares	499.4		498.9

	Three months ended March 31
	(Unaudited)
	2016		2015
Book value per share		$28.19		$30.81
Book value per share, excluding accumulated other comprehensive income (loss)		$19.80		$21.38

In the first quarter of 2016, net income was primarily impacted by a net after-tax loss of $11 million related to the early extinguishment of Genworth Holdings’ senior notes, an after-tax loss of $6 million from a life block transaction, an after-tax expense of $9 million related to restructuring costs and after-tax fees incurred related to the bond consent solicitation of $12 million.

Net income was also impacted by net investment losses, net of taxes and other adjustments, of $13 million in the quarter, compared to $1 million in the prior year. Total impairments, net of tax, were $7 million in the quarter, compared to $2 million in the prior year.

Net investment income increased to $789 million in the quarter, compared to $781 million in both the prior quarter and prior year primarily from favorable prepayment speed adjustments related to residential mortgage-backed securities. The reported yield for the current quarter was 4.51 percent. The core yield2 was 4.36 percent, up slightly from the prior quarter.

Net operating income (loss) results are summarized in the table below:

Net Operating Income (Loss) (Amounts in millions)	Q1 16	Q4 15	Q1 15
U.S. Mortgage Insurance	$61	$41	$52
Canada Mortgage Insurance	33	37	40
Australia Mortgage Insurance	19	22	30
U.S. Life Insurance	91	(135)	81
Runoff	4	11	11
Corporate and Other	(105)	(58)	(60)

Total Net Operating Income (Loss)	$103	$(82)	$154

Net operating income (loss) represents net operating income (loss) from continuing operations excluding net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Unless specifically noted in the discussion of results for the MI businesses in Canada and Australia, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on results in the first quarter of 2016 was an unfavorable $6 million and $3 million versus the prior year in the MI businesses in Canada and Australia, respectively.

U.S. Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q1 16	Q4 15	Q1 15
Net operating income	$61	$41	$52
New insurance written
Primary Flow	$7,400	$7,800	$6,300
Loss ratio	24%	39%	33%

U.S. MI net operating income was $61 million, compared with $41 million in the prior quarter and $52 million in the prior year. The loss ratio in the current quarter was 24 percent, down 15 points sequentially from a seasonal decrease in new delinquencies, favorable net cures and aging of existing delinquencies and the continued growth in insurance in force resulting in higher earned premiums. The loss ratio was down nine points from the prior year primarily reflecting the continued decline in delinquencies from the 2005 to 2008 book years. Results versus the prior year also reflected lower net investment income, primarily related to the affiliated preferred securities that were exchanged with the holding company in July 2015.

Flow new insurance written (NIW) of $7.4 billion decreased five percent from the prior quarter from a seasonally smaller purchase originations market but increased 17 percent versus the prior year primarily from a larger purchase originations market and growth in market share. During the first quarter of 2016, the company’s concentration of single premium flow NIW was slightly higher than the prior quarter, and modestly lower than the prior year as it continues its selective participation in this market. Future volumes of its single premium products will vary in part depending on the company’s evaluation of the risk return profile of these products.

Canada Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q1 16	Q4 15	Q1 15
Net operating income	$33	$37	$40
New insurance written
Flow	$2,500	$4,700	$3,300
Bulk	$3,200	$7,300	$5,000
Loss ratio	24%	23%	22%

Canada MI reported net operating income of $33 million versus $37 million in the prior quarter and $40 million in the prior year. The loss ratio in the quarter was 24 percent, up one point from the prior quarter and up two points compared to the prior year primarily driven by an increase in new delinquencies, net of cures, primarily from experience in Alberta. Results versus the prior year included unfavorable foreign exchange of $6 million and higher expenses, partially offset by higher premiums.

Flow NIW was down 45 percent3 sequentially primarily from a seasonally smaller originations market and down 12 percent3 from the prior year primarily from targeted underwriting changes and a slowing housing market in oil producing regions. In addition, the company completed several bulk transactions in the quarter of approximately $3.2 billion, consisting of low loan-to-value prime loans.

Australia Mortgage Insurance

Operating Metrics
(Dollar amounts in millions)	Q1 16	Q4 15	Q1 15
Net operating income	$19	$22	$30
New insurance written
Flow	$4,400	$4,600	$5,800
Loss ratio	26%	17%	15%

Australia MI reported net operating income of $19 million versus $22 million in the prior quarter and $30 million in the prior year. The loss ratio in the quarter was 26 percent, up nine points sequentially and up 11 points from the prior year. Sequentially, aging of existing delinquencies was unfavorable and new delinquencies were up 12 percent from normal seasonal variation, primarily from Queensland and Western Australia. Results in the prior year included an accrual for expected recoveries relating to paid claims, favorably impacting the loss ratio in the prior year by nine points. Results versus the prior year were impacted by an unfavorable $7 million related to the company’s further sell down of approximately 14 percent of its ownership in the Australia MI business in May 2015 and $3 million of unfavorable foreign exchange.

Flow NIW was down four percent3 sequentially and down 16 percent3 from the prior year from a smaller high loan-to-value originations market primarily driven by regulatory focus on the market and tightened lender risk appetite as well as the impact from the termination of a customer contract in the second quarter of 2015.

[3]	Percent change excludes the impact of foreign exchange.

U.S. Life Insurance

Operating Metrics
(Amounts in millions)	Q1 16	Q4 15	Q1 15
Net operating income (loss)
Long Term Care Insurance	$34	$19	$10
Life Insurance	31	(173)	40
Fixed Annuities	26	19	31

Total U.S. Life Insurance	$91	$(135)	$81

Sales
Long Term Care Insurance
Individual	$5	$8	$10
Group	2	2	1
Life Insurance
Term Life	5	6	9
Universal Life	2	3	4
Linked Benefits	2	1	4
Fixed Annuities	168	314	326

Long Term Care Insurance

LTC had net operating income of $34 million, compared with $19 million in the prior quarter and $10 million in the prior year. Results versus the prior quarter reflected favorable experience driven by seasonally higher terminations. The current quarter also reflected a $4 million after-tax unfavorable correction to the calculation for reduced benefit options, partially offset by lower expenses. Results versus the prior year reflected a more favorable benefit from rate actions, partially offset by less favorable experience driven by lower terminations and higher severity given the mix of new claims with a higher average reserve. Prior quarter results included $10 million of after-tax favorable items. Prior year results included $7 million of after-tax unfavorable items. The loss ratio in the current quarter was approximately 68 percent. Individual LTC sales were $5 million in the quarter.

Life Insurance

Life insurance had net operating income of $31 million, compared with a net operating loss of $173 million in the prior quarter and net operating income of $40 million in the prior year. Results in the quarter reflected favorable prepayment speed adjustments related to residential mortgage-backed securities. Results in the prior quarter included an after-tax charge of $194 million related to the company’s annual review of life assumptions. Life insurance sales were $9 million in the quarter.

Fixed Annuities

Fixed annuities net operating income was $26 million, compared with $19 million in the prior quarter and $31 million in the prior year. Results in the quarter reflected favorable impacts from single premium immediate annuity mortality experience versus the prior quarter, but less favorable versus the prior year. Sales in the quarter totaled $168 million.

Runoff

Runoff net operating income was $4 million, compared with $11 million in the prior quarter and the prior year reflecting less favorable equity market performance versus both the prior quarter and prior year.

Corporate And Other

Corporate and Other net operating loss was $105 million, compared with $58 million in the prior quarter and $60 million in the prior year. Results in the current quarter included expenses of $54 million after-tax related to litigation settlement and legal expenses.

Capital & Liquidity

Genworth maintains solid capital positions in its operating subsidiaries.

Key Capital & Liquidity Metrics
(Dollar amounts in millions)	Q1 16	Q4 15	Q1 15
U.S. MI
Consolidated Risk-To-Capital Ratio[4]	15.3:1	16.3:1	14.1:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[4]	15.5:1	16.4:1	13.8:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio[5]	113%	109%	N/A
Canada MI
Minimum Capital Test (MCT) Ratio[4]	234%	234%	233%
Australia MI
Prescribed Capital Amount (PCA) Ratio[4]	168%	159%	163%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[4]	390%	393%	453%
Unassigned Surplus[4]	$(330)	$(329)	$138
Holding Company Cash[6] and Liquid Assets[7]	$760	$1,374	$1,070

Key Points

•	U.S. MI compliant with the PMIERs with a buffer as of March 31, 2016;

•	Canada and Australia continue to maintain solid capital ratios in excess of management targets;

•	U.S. life insurance companies’ unassigned surplus and RBC ratio were both in line with the prior quarter as favorable fixed annuities performance was offset by the impact of lower interest rates on variable annuity products and the life block transaction completed in the quarter. RBC ratio also reflected unfavorable credit migration;

•	The holding company ended the quarter with approximately $760 million of cash and liquid assets, representing a buffer of approximately $300 million in excess of one and a half times annual debt service and restricted cash. The holding company continues to target maintaining cash balances of at least one and a half times its annual debt service expense plus a risk buffer of $350 million, but may go below the target level at times to proactively address liabilities;

•	Holding company cash and liquid assets decreased from the prior quarter from $345 million utilized to reduce Genworth Holdings’ debt, $71 million of net other items and expenses, $69 million paid toward

[4]	Company estimate for the first quarter of 2016, due to timing of the filing of statutory statements.
[5]	Calculated as available assets divided by required assets as defined within PMIERs. Company estimate for the first quarter of 2016.
[6]	Holding company cash & liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[7]

Comprises cash and cash equivalents of $760 million, $1,124 million and $820 million, respectively, and U.S. government bonds of zero, $250 million and $250 million, respectively, as of March 31, 2016, December 31, 2015, and March 31, 2015.

the litigation settlement, an increase in cash margin posted for hedges of $67 million, $61 million paid for debt interest expense, and $61 million of fees paid related to the bond consent solicitation, partially offset by $60 million of dividends from the operating subsidiaries; and

•	In March, the Australia business announced a capital reduction initiative for shareholders of A$202 million, subject to shareholder approval.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Conference Call and Financial Supplement Information

This press release and the first quarter 2016 financial supplement are now posted on the company’s website. Additional information regarding business results and strategic update will be posted on the company’s website, http://investor.genworth.com, by 7:30 a.m. on April 29, 2016. Investors are encouraged to review these materials.

Genworth will conduct a conference call on April 29, 2016 at 8:00 a.m. (ET) to discuss business results and provide a progress update on strategic priorities. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 877 888.4034 or 913 489.5101 (outside the U.S.); conference ID # 6410174. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through May 13, 2016 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 6410174. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “net operating income (loss)” and “net operating income (loss) per common share.” Net operating income (loss) per common share is derived from net operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from net operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) and measures that are derived from or incorporate net operating income (loss), including net operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) and net operating income (loss) per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies.

In the first quarter of 2016, the company recorded an estimated gain of $20 million, net of taxes, related to the planned sale of the mortgage insurance business in Europe. The company also recognized an estimated loss of $134 million, net of taxes, in the fourth quarter of 2015 for the planned sale of this business.

In January 2016, the company paid a make-whole expense of $13 million, net of taxes, related to the early redemption of Genworth Holdings, Inc.’s 2016 notes. The company also repurchased $28 million principal amount of Genworth Holdings, Inc.’s notes with various maturity dates for a gain of $2 million, net of taxes, in the first quarter of 2016. These transactions were excluded from net operating income (loss) for the periods presented as they related to a gain (loss) on the early extinguishment of debt.

In the first quarter of 2016, the company completed a life block transaction resulting in an after-tax loss of $6 million in connection with the early extinguishment of non-recourse funding obligations.

In the first quarter of 2016, the company recorded an after-tax expense of $9 million related to restructuring costs as part of an expense reduction plan as the company evaluates and appropriately sizes its organizational needs and expenses. In the fourth quarter of 2015, the company also recorded an after-tax expense of $3 million related to restructuring costs.

There were no infrequent or unusual items excluded from net operating income (loss) during the periods presented other than fees incurred during the first quarter of 2016 related to Genworth Holdings, Inc.’s bond consent solicitation of $12 million, net of taxes, for broker, advisor and investment banking fees.

The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) available to Genworth’s common stockholders for the three months ended March 31, 2016 and 2015, as well as for the three months ended December 31, 2015.

Adjustments to reconcile net income (loss) attributable to Genworth’s common stockholders and net operating income (loss) assume a 35 percent tax rate and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) new insurance written for mortgage insurance; (2) annualized first-year premiums for long term care and term life insurance products; (3) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (4) 10 percent of premium deposits for linked-benefits products; and (5) new and additional premiums/deposits for fixed annuities. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers new insurance written, annualized first-year premiums/deposits, premium equivalents and new premiums/deposits to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For risk in force in the mortgage insurance businesses, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. In Australia, the company has certain risk share arrangements where it provides pro-rata coverage of certain loans rather than 100 percent coverage. As a result, for loans with these risk share arrangements, the applicable pro-rata coverage amount provided is used when applying the factor. The company considers insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date which will generate revenues and profits in a future period, rather than measures of the company’s revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in certain adjustments to net operating income (loss) and in the explanation of specific variances of operating performance and investment results.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•	strategic risks including: the company’s inability to successfully execute strategic plans to effectively address its current business challenges (including with respect to the restructuring of the U.S. life insurance businesses, cost savings, ratings and capital), the company’s inability to complete the planned sale of its European mortgage insurance business at all or on the terms anticipated, and failure to attract buyers for any other businesses or other assets the company may seek to sell, or securities it may seek to issue, in each case, in a timely manner on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents, or its challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; or adverse tax or accounting charges; and inability to increase the capital needed in its businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

•	risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); inaccurate models; deviations from its estimates and actuarial assumptions or other reasons in the long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with the long term care insurance business); and changes in valuation of fixed maturity, equity and trading securities;

•	risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets; interest rates and changes in rates; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•

regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations; litigation and regulatory investigations or other actions, including not receiving court approval of the planned settlement of In re Genworth Financial, Inc. Securities Litigation; dependence on dividends and other distributions from the company’s subsidiaries (particularly its international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries and insurance, regulatory or corporate law restrictions (including the unwillingness or inability of the subsidiary that indirectly owns most of the interests in the Australian and Canadian mortgage insurance businesses to pay the dividends that it receives from those businesses as a result of the impact on its financial condition of its capital support for certain long term care insurance related reinsurance arrangements); adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s international operations; inability to meet or maintain the PMIERs; inability of the U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the mortgage insurance businesses; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act); and changes in accounting and reporting standards;

•	liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the company’s inability to replace the company’s credit facility); recent or future adverse rating agency actions, including with respect to rating downgrades or potential downgrades, or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•	operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; reliance on, and loss of, key customer or distribution relationships; availability, affordability and adequacy of reinsurance to protect the company against losses; competition; competition in the mortgage insurance businesses from government and government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; material weakness in, or ineffective, internal control over financial reporting; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•	insurance and product-related risks including: the company’s inability to increase sufficiently, and in a timely manner, premiums on in force long term care insurance policies and/or reduce in force benefits, and charge higher premiums on new policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of the failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums); the company’s inability to reflect future premium increases and other management actions in its margin calculation as anticipated; failure to sufficiently increase new sales for the long term care insurance products; inability to realize anticipated benefits of the rescissions, curtailments, loan modifications or other similar programs in the mortgage insurance businesses; premiums for the significant portion of the mortgage insurance risk in force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•	other risks including: occurrence of natural or man-made disasters or a pandemic; impairments of or valuation allowances against the company’s deferred tax assets; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	risks relating to the company’s common stock including: the continued suspension of payment of dividends; and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	David Rosenbaum, 804 662.2643

david.rosenbaum@genworth.com

Media:	Julie Westermann, 804 662.2423

julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended March 31,
	2016	2015
Revenues:
Premiums	$794	$1,143
Net investment income	789	781
Net investment gains (losses)	(19)	(16)
Policy fees and other income	221	227

Total revenues	1,785	2,135

Benefits and expenses:
Benefits and other changes in policy reserves	860	1,192
Interest credited	177	180
Acquisition and operating expenses, net of deferrals	394	267
Amortization of deferred acquisition costs and intangibles	99	95
Interest expense	105	107

Total benefits and expenses	1,635	1,841

Income from continuing operations before income taxes	150	294
Provision for income taxes	23	91

Income from continuing operations	127	203
Income (loss) from discontinued operations, net of taxes	(19)	1

Net income	108	204
Less: net income attributable to noncontrolling interests	55	50

Net income available to Genworth Financial, Inc.’s common stockholders	$53	$154

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.14	$0.31

Diluted	$0.14	$0.31

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.11	$0.31

Diluted	$0.11	$0.31

Weighted-average shares outstanding:
Basic	498.0	497.0

Diluted	499.4	498.9

Reconciliation of Net Operating Income (Loss) to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended March 31,		Three months ended December 31,
	2016	2015	2015
Net operating income (loss):
U.S. Mortgage Insurance segment	$61	$52	$41
Canada Mortgage Insurance segment	33	40	37
Australia Mortgage Insurance segment	19	30	22
U.S. Life Insurance segment:
Long Term Care Insurance	34	10	19
Life Insurance	31	40	(173)
Fixed Annuities	26	31	19

Total U.S. Life Insurance segment	91	81	(135)

Runoff segment	4	11	11
Corporate and Other	(105)	(60)	(58)

Net operating income (loss)	103	154	(82)
Adjustments to net operating income (loss):
Net investment gains (losses), net (see below for reconciliation)	(13)	(1)	—
Gains (losses) on sale of business, net	20	—	(134)
Gains (losses) on early extinguishment of debt, net	(11)	—	—
Gains (losses) from life block transactions, net	(6)	—	—
Expenses related to restructuring, net	(9)	—	(3)
Fees associated with bond consent solicitation, net	(12)	—	—

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	72	153	(219)
Net income attributable to noncontrolling interests	55	50	52

Income (loss) from continuing operations	127	203	(167)
Income (loss) from discontinued operations, net of taxes	(19)	1	(73)

Net income (loss)	108	204	(240)
Less: net income attributable to noncontrolling interests	55	50	52

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$53	$154	$(292)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.11	$0.31	$(0.59)

Diluted	$0.11	$0.31	$(0.59)

Net operating income (loss) per common share:
Basic	$0.21	$0.31	$(0.17)

Diluted	$0.21	$0.31	$(0.17)

Weighted-average shares outstanding:
Basic	498.0	497.0	497.6

Diluted[8]	499.4	498.9	497.6

Reconciliation of net investment gains (losses):
Net investment gains (losses), gross	$(19)	$(16)	$(16)
Adjustments for:
Deferred acquisition costs and other intangible amortization and certain benefit reserves	9	6	12
Net investment gains (losses) attributable to noncontrolling interests	(9)	7	3
Taxes	6	2	1

Net investment gains (losses), net of taxes and other adjustments	$(13)	$(1)	$—

[8]	Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the loss from continuing operations, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share as the inclusion of shares for stock options, restricted stock units and stock appreciation rights of 1.4 million for the three months ended December 31, 2015 would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations in these periods, dilutive potential weighted-average common shares outstanding would have been 499.0 million for the three months ended December 31, 2015.

Condensed Consolidated Balance Sheets

(Amounts in millions)

	March 31, 2016	December 31, 2015
Assets
Cash, cash equivalents and invested assets	$76,728	$75,746
Deferred acquisition costs	4,235	4,398
Intangible assets and goodwill	291	357
Reinsurance recoverable	17,587	17,245
Deferred tax and other assets	577	675
Separate account assets	7,624	7,883
Assets held for sale	131	127

Total assets	$107,173	$106,431

Liabilities and equity
Liabilities:
Future policy benefits	$36,776	$36,475
Policyholder account balances	26,354	26,209
Liability for policy and contract claims	8,177	8,095
Unearned premiums	3,378	3,308
Deferred tax and other liabilities	4,045	3,028
Borrowings related to securitization entities	173	179
Non-recourse funding obligations	310	1,920
Long-term borrowings	4,232	4,570
Separate account liabilities	7,624	7,883
Liabilities held for sale	131	127

Total liabilities	91,200	91,794

Equity:
Common stock	1	1
Additional paid-in capital	11,952	11,949

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	2,043	1,236
Net unrealized gains (losses) on other-than-temporarily impaired securities	14	18

Net unrealized investment gains (losses)	2,057	1,254

Derivatives qualifying as hedges	2,302	2,045
Foreign currency translation and other adjustments	(174)	(289)

Total accumulated other comprehensive income (loss)	4,185	3,010
Retained earnings	617	564
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,055	12,824
Noncontrolling interests	1,918	1,813

Total equity	15,973	14,637

Total liabilities and equity	$107,173	$106,431

Impact of Foreign Exchange on Operating Results9

Three months ended March 31, 2016

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[10]

Canada Mortgage Insurance (MI):
Flow new insurance written	(24)%	(12)%
Flow new insurance written (1Q16 vs. 4Q15)	(47)%	(45)%

Australia MI:
Flow new insurance written	(24)%	(16)%
Flow new insurance written (1Q16 vs. 4Q15)	(4)%	(4)%

[9]	All percentages are comparing the first quarter of 2016 to the first quarter of 2015 unless otherwise stated.
[10]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

(Assets - amounts in billions)	Three months ended March 31, 2016
Reported Total Invested Assets and Cash	$76.0
Subtract:
Securities lending	0.4
Unrealized gains (losses)	6.3

Adjusted end of period invested assets	$69.3

Average Invested Assets Used in Reported Yield Calculation	$70.0
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[11]	0.2

Average Invested Assets Used in Core Yield Calculation	$69.8

(Income - amounts in millions)
Reported Net Investment Income	$789
Subtract:
Bond calls and commercial mortgage loan prepayments	11
Other non-core items[12]	15
Restricted commercial mortgage loans and other invested assets related to securitization entities[11]	3

Core Net Investment Income	$760

Reported Yield	4.51%

Core Yield	4.36%

[11]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[12]	Includes cost basis adjustments on structured securities and various other immaterial items.